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                                                                       EXHIBIT 5
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                           CARTER, LEDYARD & MILBURN
                               COUNSELLORS AT LAW
                                 2 WALL STREET
                           NEW YORK, N.Y. 10005-2072

                                    ________

                                 (212) 732-3200
                               FAX (212) 732-3232


                                                    September 18, 2000


SeraNova, Inc.
499 Thornall Street
Edison
New Jersey 08837


                  Re:      SeraNova, Inc.

Ladies and Gentlemen:

         We have acted as counsel to SeraNova, Inc., a New Jersey corporation (the "Company"), in connection with the registration by the Company of a total of 8,276,892 shares (the "Shares") of common stock, par value $0.01 per share, (the "Common Stock").

         In rendering this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction of the following documents:

         (i) the Company's 1999 Stock Plan (the "Plan") authorizing the issuance of up to 5,000,000 shares of Common Stock;

         (ii) the written consent of the sole shareholder of the Company dated December 1, 1999 approving the adoption of the Plan;

         (iii) the Stock Option Agreements between the Company and its employees, officers and directors dated September 15, 1999, October 1, 1999, December 1, 1999 and July 31, 2000 (the "Stock Option Agreements") pursuant to which the Company has granted non-qualified stock options to purchase an aggregate of 3,276,892 shares of Common Stock; and
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SeraNova, Inc.                                                                2

         (iv) the Unanimous Written Consents to Action in Lieu of a Special Meeting of the Board of Directors of the Company dated September 15, 1999, October 1, 1999, December 1, 1999 and July 31, 2000.

         We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We have also assumed with respect to each party that each of the above has been duly authorized, executed and delivered by such party and that each party has full power and authority to execute, deliver and perform each of the above documents to which it is a party, and that each of the above documents is a valid and binding obligation of such parties.

         Based on the foregoing, and subject to the qualifications and limitations set forth below, we are of the opinion that the Shares issuable upon the exercise of stock options under the Plan or under the Stock Option Agreements, as the case may be, have been duly and validly authorized and reserved for issuance and, when paid for in accordance with the terms of the Plan or the Stock Option Agreements, as the case may be, will be duly and validly issued, fully paid and non-assessable.

       Our opinion expressed above is limited to the laws of the State of New York, New Jersey and the Federal laws of the United States of America only with respect to the laws, and the rules, regulations and orders thereunder, which are currently in effect.

         We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8 and to all references to our firm in this Registration Statement.


                                      Very truly yours,


                                      /s/ Carter, Ledyard & Milburn

                                      Carter, Ledyard & Milburn